NET Power Reports Second Quarter 2024 Results
and Provides Business Update

•Continued site work at La Porte demonstration facility in preparation for upcoming equipment validation campaigns; Baker Hughes combustor test rig on schedule to ship to La Porte in Q3 2024; first phase of testing on schedule to begin in Q4 2024
•Advanced Front-End Engineering and Design (FEED) work for Project Permian, the Company’s first utility-scale project in West Texas; FEED on track to conclude in Q4 2024; signed Limited Notice to Proceed (LNTP) with Baker Hughes to release all long-lead materials required to meet the schedule for the first utility-scale turboexpander
•Accelerated prospecting and site evaluation for multiple originated projects in North America; filed interconnection application with Midcontinent Independent System Operator (MISO) for OP1, the Company’s first originated project; advanced projects in Alberta Electric System Operator (AESO) and California Independent System Operator (CAISO) markets to project feasibility stage

DURHAM, N.C. -- NET Power Inc. (NYSE: NPWR) (“NET Power” or the “Company”) today reported results for the second quarter of 2024.

Danny Rice, Chief Executive Officer of NET Power, commented, “The team excelled through another busy quarter. Significant work continues on the origination front as we pinpoint the ideal markets and locations to optimize the economics of future deployments, with several near-term targets identified in North America.
Later this year, we expect to complete FEED for Project Permian and kick off the first of four phases of equipment validation with Baker Hughes at our La Porte demonstration facility.

We continue to advance strategic discussions with our current and prospective supply chain partners to ensure we have the capabilities to meet the growing demand for clean, affordable and reliable power.”

Business Update

Baker Hughes equipment validation at La Porte demonstration facility – The Company continues to prepare its La Porte facility in advance of upcoming equipment validation campaigns with Baker Hughes. The La Porte site work includes enhancements to piping and instrumentation, relocation of CO2 compression equipment and updates to the distributed control system.

The first phase of testing is on schedule to begin in the fourth quarter of 2024 and subsequent phases are expected to continue through 2026. The equipment validation test campaigns at La Porte are intended to de-risk the utility-scale turboexpander, which will be deployed to Project Permian and future projects. Phases include: (i) oxy-fuel burner configuration selection, (ii) single demonstrator combustor can validation, (iii) single utility-scale combustor can validation, and (iv) full demonstrator turboexpander validation.

The first two phases of equipment validation will utilize a Baker Hughes combustor test rig, which is undergoing assembly in Baker Hughes’ Florence, Italy, facility and is on schedule to ship to La Porte in the third quarter of 2024.

Project Permian – At NET Power’s first utility-scale project located near Midland-Odessa, FEED continues with licensed EPC partner Zachry Group. FEED remains on schedule to conclude in the fourth quarter of 2024 and will form the basis for NET Power’s standardized utility-scale plant design. Orders for long-lead components have commenced and will continue throughout 2024.

During the quarter, NET Power signed an LNTP with Baker Hughes to release all long-lead material needed to maintain the schedule for the utility-scale turboexpander. Orders for long-lead components will continue throughout 2024. Initial power generation for Project Permian remains on schedule to occur between the second half of 2027 and first half of 2028.

Origination – NET Power accelerated prospecting and site evaluation for multiple originated projects in North America during the quarter. For NET Power’s first originated project, OP1, the Company filed its interconnection application with MISO and commenced the first phase of community and stakeholder engagement. In addition, NET Power’s sequestration partner for OP1 submitted Class VI permit applications with the EPA.

Origination efforts were also advanced across North America, with projects in AESO and CAISO markets advancing to project feasibility stage.

Financial Updates

During the second quarter, cash flow used in operations was approximately $8 million and cash flow used for capital expenditures was approximately $8 million, primarily for La Porte and Project Permian. The Company ended the second quarter of 2024 with approximately $609 million of total cash, cash equivalents and investments, as compared to approximately $626 million in the first quarter of 2024.

Conference Call

NET Power will host a conference call to discuss second quarter 2024 financial results beginning at 8:30 AM ET on Tuesday, August 13. To access the live audio webcast of the conference call, please visit NET Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).

An archived webcast will be available following the call.

About NET Power

NET Power (NYSE: NPWR) is a clean energy technology company developing its proprietary NET Power Cycle, which transforms natural gas into clean, reliable and affordable power. The Company is on a mission to deploy its utility-scale plants across the world by partnering with power producers, energy producers, technology providers, local communities and other stakeholders. NET Power was founded in 2010 and has offices in Durham, North Carolina, (HQ) and Houston, Texas.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of NET Power’s technology, the anticipated demand for NET Power’s technology and the markets in which NET Power operates, the timing of the deployment of plant deliveries, and NET Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which NET Power has no control. These factors, risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, its subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and NET Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. NET Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:
investors@netpower.com

NET Power Media Contact:
Sam Fabens
netpower@voxglobal.com